Phone: (212) 885-5000

Fax: (212) 885-5001

March 1, 2012

Boomerang Systems, Inc.

30 B Vreeland Road

Florham Park, NJ 07932

Re: Boomerang Systems, Inc. Registration Statement on Form S-1

Gentlemen and Ladies:

We have acted as counsel to Boomerang Systems, Inc., a Delaware corporation, (the “Company”) in connection with the Registration Statement on Form S-1 (File No. 333-179226) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling securityholders named in the Registration Statement of up to (a) $11,624,520 aggregate principal amount of 6% convertible notes that are convertible at $4.25 per share, subject to adjustment (the “Notes”) previously issued by the Company to certain of the selling securityholders, (b) 2,735,206 shares of common stock (the “Conversion Shares”) underlying the Notes, (c) warrants to purchase 3,413,259 shares of common stock that are exercisable at $4.25 per share, subject to adjustment (the “Warrants”) previously issued by the Company to certain of the selling securityholders, (d) 3,413,259 shares of common stock (the “Warrant Shares”) underlying the Warrants, (e) 1,172,403 shares of common stock to cover resales by the selling securityholders of shares of Common Stock which may be issued to the selling secuirityholders as a result of conversion or exercise price anti-dilution adjustments applicable to the Notes and Warrants, interest payments on the Notes in shares of common stock, stock dividends, stock splits, recapitalizations or similar events provided for in the Notes and Warrants (the “Adjustment Shares”), (f) 60,000 shares of common stock, (the “ Issued Shares”) previously issued by the Company to certain of the selling securityholders and (g) 60,000 shares of common stock underlying warrants exercisable at $5.00 per share, subject to adjustment (the “Warrant II Shares”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the following documents: (i) a copy of the Certificate of Incorporation, as amended, of the Company; (ii) a copy of the Company’s Second Amendment and Restated Bylaws, as of the date hereof; (iii) resolutions adopted by the Board of Directors of the Company relating to the approval of the issuance of the Notes, Warrants, Conversion Shares, Warrant Shares, Adjustment Shares, Issued Shares and Warrant II Shares; (iv) the form of Note; (v) the form of Warrant; (vi) the form of warrant which the Warrant II Shares underlie (the “Warrants II”), (vii) a certificate of an officer of the Company; (viii) the Registration Statement; and (ix) such other documents we deemed necessary in order to render the opinions below. We have assumed and relied, as to questions of fact, on the truth, completeness, authenticity and due authorization of all documents and records examined, the genuineness of all signatures and the legal capacity of natural persons. We have not made any independent investigation in rendering this opinion other than the document examination described. This opinion is limited to the general corporation laws of the State of Delaware and, with respect to our opinion in clause (i) and (ii) below, the State of New York. No opinion is expressed as to the laws of any other jurisdiction.

Boomerang Systems, Inc.

March 1, 2012

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that: (i) the Notes are duly authorized and are binding obligations of the Company, (ii) the Warrants have been validly issued, and are fully paid and non-assessable and are valid and binding obligations of the Company, (iii) the Warrant Shares, have been duly authorized and, if and when sold, paid for and issued upon the exercise of the Warrants in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable, (iv) the Conversion Shares, have been duly authorized and, if and when issued upon the conversion of the Notes in accordance with the terms of the Notes will be validly issued, fully paid and non-assessable, (v) the Adjustment Shares and, if and when issued upon the conversion of the Notes in accordance with the terms of the Notes or sold, paid for and issued upon the exercise of the Warrants in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable, (vi) the Issued Shares are validly issued, fully paid and non-assessable, (vii) the Warrant II Shares, have been duly authorized and, if and when sold, paid for and issued upon the exercise of the Warrants II in accordance with the terms of the warrants will be validly issued, fully paid and non-assessable.

The opinion expressed in clause (i) and (ii) of the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity.

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in laws which may occur after the date of effectiveness of the Registration Statement.

Boomerang Systems, Inc.

March 1, 2012

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Sincerely,

/s/ Blank Rome LLP

BLANK ROME LLP